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                                                                   EXHIBIT 99.4


                              CONSULTING AGREEMENT


         This Agreement is entered into and is effective this Fifteenth day of May, 2003 is by and between AuGrid Corporation., having its principle place of business at 2275 East 55th St., Cleveland Ohio, (the "Company"), and Joseph Guccione., having his principle place of business at 841 Beckman Dr., Bellmore, New York 11710, (the "Consultant").

         WHEREAS the Company desires to retain Consultant to provide services which are related to implementing the Company's business plan.

         1. The Company hereby retains Consultant to render certain advisory services described below, which shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

         a) Consulting Services. Consultant will provide such consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing a strategic plan to execute its' business plan. The Consultant will also assist in studying and evaluating merger and acquisition proposals, prepare reports thereon when advisable, and assist in negotiations and discussions pertaining thereto.



         b) Mergers and Acquisitions. Consultant will assist in identifying other companies in similar or related businesses which might enter into joint ventures with the Company or which could merge their businesses advantageously with those of the Company. Consultant will assist in formal negotiations and valuations relative to such mergers or combinations.

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         2. The Term of this Agreement shall be six months from the date herein.
At the end of the six month period, or upon termination of agreement, each party will be relieved of any further obligation of performance to the other;
provided, however, that all obligations of confidentiality, non-disclosure and non-competition will continue in full force and effect for one (1) year from the effective date of termination. If this agreement shall be terminated prior to the end of the Term, the Consultant shall not, in any event, be liable to return any pre-payment. The parties hereby agree that any pre-payment is made and shall be in consideration of Consultant's agreement to expend time, effort and energy on behalf of Company to the exclusion of other clients. The parties further agree that upon acceptance of registered shares, payment in full has been executed.

         3. The Company hereby agrees to provide the Consultant with the documents and the information enumerated below. The Consultant agrees that it shall keep all such information and the contents of such documents confidential and shall utilize such information and/or documents that Company shall provide are:

         a) all of the Company's current filings with the SEC or other regulatory bodies with jurisdiction over the Company's activities;

         c) the Company's current audited financial statement produced currently by the Company's auditors; and

         d) all public releases of information that exist within the public domain.

         4. Anything to the contrary notwithstanding, in the event the Company shall make any materially false filing or representation to any regulatory authority of competent jurisdiction, or to the Consultant or to the public, the Consultant may terminate this Agreement, for cause upon three (3) days written notice.

         5. Upon the expiration of the Term, this Agreement shall not renew for a subsequent six month term, unless either party

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notifies the other at least thirty days prior to expiration.

         6. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agree that they shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known. Furthermore, for one (1) year following the termination of this Agreement whether by expiration of the Term or earlier termination, consultant will not disclose any proprietary information or materials relative to the Company to any other party, except in the furtherance of performing the Services.

         7. Litigation Expenses. If any action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which it may be entitled.

         8. Notices. Any notice, request, demand or other communi- cation required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party.

         9. Governing Law. This Agreement is made and shall be governed and construed in accordance with the laws of the State of Ohio.

         10. Assignment and Termination. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.


         11. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single document.

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         In consideration of the Services provided by the Consultant, the
Company agrees to pay to the Consultant 6,000,000 shares of freely tradable common stock, which shall be transferred to the Consultant within an appropriate time frame agreed upon by both parties. Upon acceptance of shares, consultant acknowledges payment in full for the full six month term of the contract.



         IN WITNESS WHEREOF, the parties hereto have executed that Agreement as of the day and year set forth above.



By /s/ MJ Shaheed
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   MJ Shaheed, President
   AuGrid Corporation


By /s/ Joseph Guccione
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   Joseph Guccione